Registration No. 33-55561
                                 Rule 424 (b)(2)

PRICING SUPPLEMENT No. 54 Dated February 20, 1996 (To Prospectus dated September 23, 1994)

                          $2,500,000,000

        H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                        Medium Term Notes

            Due Nine Months or More from Date of Issue
                         ________________

Principal Amount:  $30,000,000

Price to Public:   100%               Proceeds to HFC:  99.89%

Issue Date: February 23, 1996   Stated Maturity:  February 23, 1999

Redeemable On or After:  Not Applicable

Initial Interest Rate:     To be determined on February 21, 1996.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Plus .13% (+13 basis points).

Interest Payment Dates:  On the 23rd of May, August, November and
     February of each year, commencing May 23, 1996, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On the second London Business Day following each Interest Determination Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:          Merrill Lynch & Co., as Principal

Agent's Discount or Commission: .11%

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